Exhibit 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 7, 2005, relating to the financial statements and financial statement schedule of Bunge Limited and subsidiaries, and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Bunge Limited and subsidiaries for the year ended December 31, 2004.


/s/ DELOITTE & TOUCHE LLP
New York, New York
May 31, 2005